Exhibit 99.1

Contact:	John B. Morse, Jr.	For Immediate Release
	(202) 334-6662	April 30, 2004

THE WASHINGTON POST COMPANY REPORTS

FIRST QUARTER EARNINGS

WASHINGTON — The Washington Post Company (NYSE: WPO) today reported net income of $59.4 million ($6.15 per share) for its first quarter ended March 28, 2004, down from net income of $73.1 million ($7.59 per share) in the first quarter of last year.

Results for the first quarter of 2003 included an after-tax non-operating gain from the sale of the Company’s 50% interest in the International Herald Tribune (after-tax impact of $32.3 million, or $3.38 per share).

Revenue for the first quarter of 2004 was $759.0 million, up 19% from $640.4 million in 2003. The increase is the result of strong revenue growth at all of the Company’s divisions, particularly the education division. Also, advertising revenues suffered in the first quarter of 2003 due to the war in Iraq.

Operating income for the quarter increased 33% to $104.9 million, from $79.1 million in 2003. The Company benefited from improved results at each of its operating divisions, offset by a reduced net pension credit.

The Company’s operating income for the first quarter of 2004 includes $10.0 million of net pension credits, compared to $13.4 million in the first quarter of 2003. At December 28, 2003, the Company reduced its assumption on the discount rate from 6.75% to 6.25%. Overall, the pension credit for 2004 is expected to be down by approximately $14 million compared to 2003, excluding charges related to early retirement programs.

Divisional Results

Newspaper Publishing

Newspaper publishing division revenue totaled $218.8 million for the first quarter of 2004, a 7% increase from revenue of $204.0 million for the first quarter of 2003. Division operating income was up 50% to $32.0 million, from $21.4 million in 2003. The increase in division operating income is primarily attributable to higher print and online advertising revenue and payroll savings from early retirement programs implemented at The Post in 2003, offset by a reduced pension credit and a 6% increase in newsprint expense at The Post.

Print advertising revenue at The Washington Post newspaper increased 7% to $142.1 million, from $132.5 million in 2003. This growth was driven by advertising revenue increases in most categories, particularly in preprint, general and classified recruitment. Classified recruitment advertising revenue was up 19% to $19.6 million, a $3.2 million increase compared to the first quarter of 2003. The first quarter of 2003 reflected the negative impact on advertising demand from the war in Iraq.

For the first quarter of 2004, Post daily and Sunday circulation declined 3.2% and 2.6%, respectively, compared to the first quarter of 2003. For the three months ended March 28, 2004, average daily circulation at The Post totaled 732,700 and average Sunday circulation totaled 1,024,700.

Revenue generated by the Company’s online publishing activities, primarily washingtonpost.com, increased 42% to $13.4 million for the first quarter of 2004, versus $9.5 million for 2003. Local and national online advertising revenues grew 63%, while revenue at the Jobs section of washingtonpost.com increased 54%.

Television Broadcasting

Revenue for the broadcast division rose 8% in the first quarter of 2004 to $76.3 million, from $70.8 million in 2003, due to increased political advertising in the first quarter of 2004, and several days of commercial-free coverage in the first quarter of 2003 in connection with the war in Iraq. Operating income for the first quarter of 2004 increased 19% to $31.3 million, from $26.3 million in 2003, as a result of higher advertising revenues and tight cost controls.

Magazine Publishing

Revenue for the magazine publishing division totaled $84.5 million for the first quarter of 2004, a 9% increase from $77.5 million for the first quarter of 2003. A large portion of the increase was from higher revenue at PostNewsweek Tech Media, whose primary trade show took place in the first quarter of 2004, versus the second quarter in 2003. Also, advertising revenue at Newsweek rose 10% as a result of increased ad pages at both the domestic and international editions in 2004, and reduced advertising demand late in the first quarter of 2003 due to the Iraq war.

Magazine division operating income totaled $6.8 million, compared to $0.8 million for the first quarter of 2003. The improvement in operating results is attributable to an increase in operating income at PostNewsweek Tech Media due to the timing of its primary trade show and increased advertising revenue and continued cost controls at Newsweek.

Cable Television

Cable division revenue of $121.0 million for the first quarter of 2004 represents a 10% increase over 2003 first quarter revenue of $110.4 million. The 2004 revenue increase is due to continued growth in the division’s cable modem and digital service revenues, and a $2 monthly rate increase for basic cable service effective March 1, 2004 at most of the cable division’s systems.

Cable division operating income increased 9% to $22.6 million in the first quarter of 2004, versus $20.8 million in the first quarter of 2003. The increase in operating income is due mostly to the division’s revenue growth, offset by higher depreciation and programming expenses and increases in internet and marketing costs.

The increase in depreciation expense is due to significant capital spending in recent years that has enabled the cable division to offer digital and broadband cable services to its subscribers. At March 31, 2004, the cable division had approximately 229,600 digital cable subscribers (compared to 205,300 at the end of March 2003), representing a 32% penetration of the subscriber base. At March 31, 2004, the cable division had 147,300 CableONE.net service subscribers, compared to 95,800 at the end of March 2003. Both digital and cable modem services are now offered in virtually all of the cable division’s markets.

At March 31, 2004, the cable division had 724,700 basic subscribers, compared to 719,300 at the end of March 2003 and 720,800 at the end of December 2003. The increase is due to continued marketing initiatives to retain and grow the subscriber base.

At March 31, 2004, Revenue Generating Units (RGUs), as defined by the NCTA Standard Reporting Categories, totaled 1,101,700, compared to 1,020,500 as of March 31, 2003. The increase is due to an increase in the number of digital cable and high speed data customers.

Education

Education division revenue totaled $258.3 million for the first quarter of 2004, a 45% increase over revenue of $177.8 million for the first quarter of 2003. Kaplan reported operating income for the 2004 first quarter of $20.6 million, an increase of 30% from $15.9 million in the first quarter of 2003. Approximately 53% of the increase in Kaplan revenue is from acquired businesses, primarily in the higher education division and the professional training schools that are part of supplemental education. Excluding revenue from acquired businesses, education division revenue increased 21% for the first quarter of 2004. A summary of first quarter operating results is as follows:

(in thousands)	First Quarter
	2004	2003	% Change
Revenue
Supplemental education	$135,600	$98,182	38
Higher education	122,671	79,596	54

	$258,271	$177,778	45

Operating income (loss)
Supplemental education	$20,592	$18,552	11
Higher education	20,172	14,922	35
Kaplan corporate overhead	(7,977)	(7,440)	(7)
Other*	(12,150)	(10,107)	(20)

	$20,637	$15,927	30

*	Other includes charges accrued for stock-based incentive compensation and amortization of certain intangibles.

Supplemental education includes Kaplan’s test preparation, professional training, and Score! businesses. On March 31, 2003, Kaplan completed its acquisition of the Financial Training Company (FTC). Headquartered in London, FTC provides test preparation services for accountants and financial services professionals, with training centers in the United Kingdom and Asia. A large portion of the increase in supplemental education revenue for the first quarter of 2004 is due to the FTC acquisition; however, as FTC’s business is seasonal and operating results are typically weakest in the first quarter of the year, the improvement in supplemental education results for the first quarter of 2004 is due primarily to increased enrollment at Kaplan’s traditional test preparation business and significant increases from the professional real estate courses. Score! also contributed to the improved revenue and operating results due to higher rates and ten new centers compared to last year. Score! experienced a small decrease in enrollments during the first quarter of 2004.

Higher education includes all of Kaplan’s post-secondary education businesses, including fixed-facility colleges as well as online post-secondary and career programs (various distance-learning businesses). Higher education results are showing significant growth due to student enrollment increases and several acquisitions.

Corporate overhead represents unallocated expenses of Kaplan, Inc.’s corporate office.

Other expense is comprised of accrued charges for stock-based incentive compensation arising from a stock option plan established for certain members of Kaplan’s management and amortization of certain intangibles. Under the stock-based incentive plan, the amount of compensation expense varies directly with the estimated fair value of Kaplan’s common stock and the number of options outstanding. For the first quarter of 2004 and 2003, the Company recorded expense of $9.8 million and $10.0 million, respectively, related to this plan. The stock compensation expense for the first quarter of 2003 was based on stock options outstanding before the third quarter 2003 buyout offer for approximately 55% of the stock options outstanding at Kaplan. The stock compensation expense for the first quarter of 2004 was based on the remaining 45% of Kaplan stock options held by a small number of Kaplan executives after the 2003 buyout.

Equity in Losses of Affiliates

The Company’s equity in losses of affiliates for the first quarter of 2004 was $1.7 million, compared to losses of $2.6 million for the first quarter of 2003. The Company’s affiliate investments consist of a 49% interest in BrassRing LLC and a 49% interest in Bowater Mersey Paper Company Limited. The reduction in first quarter 2004 affiliate losses is attributable to improved operating results at both BrassRing and Bowater.

Other Non-Operating Income

The Company recorded other non-operating income, net, of $0.7 million for the first quarter of 2004, compared to $48.1 million for the first quarter of 2003. The 2003 non-operating income is comprised mostly of a $49.8 million pre-tax gain from the sale of the Company’s 50% interest in the International Herald Tribune.

Net Interest Expense

The Company incurred net interest expense of $6.5 million for the first quarter of 2004, compared to $7.1 million for the same period of the prior year. The reduction is due to lower average borrowings in the first quarter of 2004 versus the same period of the prior year. At March 28, 2004, the Company had $561.9 million in borrowings outstanding at an average interest rate of 4.5%.

Provision for Income Taxes

The effective tax rate for the first quarter of 2004 was 39.0%, compared to 37.8% for the same period of 2003. The 2003 rate benefited from a lower effective tax rate applicable to the one-time gain arising from the sale of the Company’s interest in the International Herald Tribune. Excluding the effect of the International Herald Tribune gain, the Company’s effective tax rate approximated 39.8% for the first quarter of 2003.

Earnings Per Share

The calculation of diluted earnings per share for the first quarter of 2004 was based on 9,582,000 weighted average shares outstanding, compared to 9,553,000 for the first quarter of 2003. The Company made no repurchases of its stock during the first quarter of 2004.

Forward-looking Statements

This report contains certain forward-looking statements that are based largely on the Company’s current expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. For more information about these forward-looking statements and related risks, please refer to the section titled “Forward-looking Statements” in Part I of the Company’s Annual Report on Form 10-K.

THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share amounts)

	First Quarter		%
	2004	2003	Change
Operating revenues	$758,969	$640,440	19
Operating expenses	(607,813)	(517,804)	17
Depreciation	(43,859)	(43,395)	1
Amortization	(2,380)	(149)	1,497

Operating income	104,917	79,092	33
Equity in losses of affiliates, net	(1,716)	(2,642)	(35)
Interest income	344	114	202
Interest expense	(6,861)	(7,237)	(5)
Other income, net	742	48,135	(98)

Income before income taxes	97,426	117,462	(17)
Provision for income taxes	(38,000)	(44,400)	(14)

Net income	59,426	73,062	(19)
Redeemable preferred stock dividends	(502)	(517)	(3)

Net income available for common stock	$58,924	$72,545	(19)

Basic earnings per share	$6.17	$7.62	(19)

Diluted earnings per share	$6.15	$7.59	(19)

Basic average shares outstanding	9,550,000	9,526,000
Diluted average shares outstanding	9,582,000	9,553,000

THE WASHINGTON POST COMPANY

BUSINESS SEGMENT INFORMATION

(Unaudited)

(In thousands)

	First Quarter		%
	2004	2003	Change
Operating Revenues:
Newspaper publishing	$218,825	$204,040	7
Television broadcasting	76,317	70,752	8
Magazine publishing	84,542	77,502	9
Cable television	121,014	110,368	10
Education	258,271	177,778	45

	$758,969	$640,440	19

Operating Expenses:
Newspaper publishing	$186,836	$182,682	2
Television broadcasting	45,042	44,405	1
Magazine publishing	77,721	76,665	1
Cable television	98,372	89,606	10
Education	237,634	161,851	47
Corporate office	8,447	6,139	38

	$654,052	$561,348	17

Operating Income:
Newspaper publishing	$31,989	$21,358	50
Television broadcasting	31,275	26,347	19
Magazine publishing	6,821	837	715
Cable television	22,642	20,762	9
Education	20,637	15,927	30
Corporate office	(8,447)	(6,139)	(38)

	$104,917	$79,092	33

Depreciation:
Newspaper publishing	$9,663	$11,297	(14)
Television broadcasting	2,743	2,746	0
Magazine publishing	860	952	(10)
Cable television	24,254	22,713	7
Education	6,339	5,687	11

	$43,859	$43,395	1

Amortization:
Newspaper publishing	$4	$4	0
Television broadcasting	—	—	—
Magazine publishing	—	—	—
Cable television	38	38	0
Education	2,338	107	2,085

	$2,380	$149	1,497